Exhibit 4.1

Fourth Supplemental Indenture

WCI COMMUNITIES, INC.

10 5/8% SENIOR SUBORDINATED NOTES DUE 2011

FOURTH SUPPLEMENTAL INDENTURE

Dated as of December 15, 2005

to

INDENTURE

Dated as of February 20, 2001

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of December 15, 2005 (this “Supplemental Indenture”), to the Indenture dated as of February 20, 2001, as amended and supplemented by the Supplemental Indenture dated as of June 8, 2001, Second Supplemental Indenture dated as of April 23, 2002, and Supplemental Indenture dated as of September 30, 2004 (as so amended and supplemented, the “Indenture”), among WCI Communities, Inc., a Delaware corporation (the “Company”), the guarantors parties thereto (collectively, the “Guarantors”) and The Bank of New York Trust Company, N.A. (successor to the Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Indenture, and the Company has issued pursuant to the Indenture its 10 5/8% Senior Subordinated Notes due 2011 (the “Notes”) and the Guarantors have executed and delivered their guarantees of the Notes (the “Guarantees”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, the Guarantors and the Trustee may, with the requisite consents of the holders, enter into a supplemental indenture for the purpose of amending certain provisions of the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes and solicited consents to the Amendments (as defined below) upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 2, 2005 and the related Consent and Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Offer”), from each Holder of the Notes;

WHEREAS, the Offer is conditioned upon, among other things, the consent by Holders of at least a majority of the outstanding principal amount of the Notes to certain of the amendments to the Indenture and to the Notes set forth in Article Three of this Supplemental Indenture (the “Majority Amendments”) and the execution and delivery of a supplemental indenture in respect of the Majority Amendments;

WHEREAS, the Company has received and delivered to the Trustee consents from Holders of the majority of the aggregate outstanding principal amount of the Notes to effect the Majority Amendments;

WHEREAS, in the Offer, the Company also solicited consent by the Holders of at least 66 2/3% of the outstanding principal amount of the Notes to amendments to Sections 4.10 and 4.15 of the Indenture (the “Super-Majority Amendments” and, together with the Majority Amendments, the “Amendments”);

WHEREAS, the Company has received and delivered to the Trustee the consents from Holders of at least 66 2/3% of the aggregate outstanding principal amount of the Notes to effect the Super-Majority Amendments;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE II

OPERATION OF AMENDMENTS

Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, this Supplemental Indenture shall become effective and the Indenture and the Notes and the Guarantees issued thereunder shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes authenticated and delivered under the Indenture shall be bound hereby; provided, however, that the Supplemental Indenture shall not become operative with respect to the Indenture, any Note or the Guarantees unless and until the Company accepts Notes for payment pursuant to the Offer.

ARTICLE III

AMENDMENTS TO THE INDENTURE

Section 3.1 Deletion of Certain Provisions. Subject to Article II hereof, each of the following provisions of the Indenture (and any corresponding provision of any Note and the Guarantees) is hereby deleted and eliminated in its entirety, without any redesignation of any other provision of the Indenture (or any Note or the Guarantees): Section 4.02 (Maintenance of Office or Agency), Section 4.03 (Reports), Section 4.05 (Taxes), Section 4.06 (Stay, Extension and Usury Laws), Section 4.07 (Restricted Payments), Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries), Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock), Section 4.10 (Maintenance of Consolidated Tangible Net Worth), Section 4.11 (Transactions with Affiliates), Section 4.12 (Liens), Section 4.13 (Business Activities), Section 4.15 (Offer to Repurchase Upon Change of Control), Section 4.16 (No Senior Subordinated Debt), Section 4.17 (Limitation on Issuances of Guarantees of Indebtedness) and Section 4.18 (Payments for Consent).

Section 3.2 Amendment to Article 5 of the Indenture. Subject to Article II hereof, Section 5.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 5.01. Merger, Consolidation, or Sale of Assets.

The Company and any Guarantor shall not, directly or indirectly, consolidate or merge with or into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor under the Registration Rights Agreement, the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee. The provisions of this Section 5.01 shall not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Guarantors.”

Section 3.3 Amendment to Article 6 of the Indenture. Subject to Article II hereof, Section 6.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 6.01. Events of Default.

An “Event of Default” occurs if:

(a) the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of this Indenture);

(b) the Company defaults in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of this Indenture);

(c) the Company or any of its Restricted Subsidiaries fail to comply with Sections 4.10, 4.15 or 5.01 hereof;

(d) the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(f) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantor’s Note Guarantee.”

Section 3.4 References to Deleted or Amended Provisions. Subject to Article II hereof, all references in the Indenture, any Note and any Note Guarantee, as amended by this Article III, to any of the provisions deleted and eliminated or modified as provided herein, or to terms defined in such provisions, shall also be deemed deleted and eliminated or modified, as the case may be, in accordance with the terms of this Supplemental Indenture. Effective as of the date hereof, none of the Company, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or subsections and such deleted or modified Sections or subsections shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or any Guarantor has observed, performed or complied with the provisions of the Indenture, any Note or any Note Guarantee.

Section 3.5 Amendment of Definitions. Subject to Article II hereof, the Indenture is hereby amended by deleting any definitions from the Indenture and any Note with respect to which references would be eliminated as a result of amendments to the Indenture pursuant to this Article III.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Continuing Effect of Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture, the Notes and the Guarantees outstanding thereunder shall remain in full force and effect.

Section 4.2 Construction of Supplemental Indenture. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

Section 4.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.4 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “TIA”), as in force at the date as of which this Supplemental Indenture is executed, the provision required by the TIA shall control.

Section 4.5 Trustee Disclaimer. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture.

Section 4.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.7 Guarantors. The Company hereby represents and warrants that this Supplemental Indenture is being executed by all Guarantors in existence as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

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SIGNATURES

WCI COMMUNITIES, INC.

By:
Name:	James D. Cullen
Title:	Vice President

BAY COLONY-GATEWAY, INC.

BAY COLONY OF NAPLES, INC.

BAY COLONY REALTY ASSOCIATES, INC.

COMMUNITIES AMENITIES, INC.

COMMUNITIES FINANCE COMPANY, LLC

COMMUNITIES HOME BUILDERS, INC.

COMMUNITY SPECIALIZED SERVICES, INC.

CORAL RIDGE COMMUNITIES, INC.

CORAL RIDGE PROPERTIES, INC.

CORAL RIDGE REALTY, INC.

CORAL RIDGE REALTY SALES, INC.

By:
Name:	James D. Cullen
Title:	Vice President

FINANCIAL RESOURCES GROUP, INC.

FIRST FIDELITY TITLE, INC.

FLORIDA DESIGN COMMUNITIES, INC.

FLORIDA LIFESTYLE MANAGEMENT COMPANY

FLORIDA NATIONAL PROPERTIES, INC.

GATEWAY COMMUNICATIONS SERVICES, INC.

RESORT AT SINGER ISLAND PROPERTIES, INC.

By:
Name:	James D. Cullen
Title:	Vice President

SUN CITY CENTER GOLF PROPERTIES, INC.

SUN CITY CENTER REALTY, INC.

WATERMARK REALTY, INC.

THE COLONY AT PELICAN LANDING GOLF CLUB, INC.

JYC HOLDINGS, INC.

MARBELLA AT PELICAN BAY, INC.

PELICAN LANDING GOLF RESORT VENTURES, INC.

SARASOTA TOWER, INC.

TARPON COVE YACHT & RACQUET CLUB, INC.

TIBURON GOLF VENTURES, INC.

WCI ARCHITECTURE & LAND PLANNING, INC.

WATERMARK REALTY REFERRAL, INC.

WCI COMMUNITIES PROPERTY MANAGEMENT, INC.

WCI GOLF GROUP, INC.

WCI REALTY, INC.

GATEWAY COMMUNITIES, INC.

GATEWAY REALTY SALES, INC.

HERON BAY, INC.

HERON BAY GOLF COURSE PROPERTIES, INC.

PELICAN BAY PROPERTIES, INC.

PELICAN LANDING PROPERTIES, INC.

PELICAN MARSH PROPERTIES, INC.

TARPON COVE REALTY, INC.

WCI HOMES, INC.

PELICAN LANDING COMMUNITIES, INC.

WCI AMENITIES, INC.

WCI BUSINESS DEVELOPMENT, INC.

WCI CAPITAL CORPORATION

WCI HOMEBUILDING NORTHEAST, U.S., INC.

WCI HOMEBUILDING, INC.

WCI MARKETING, INC.

WCI TOWERS, INC.

By:
Name:	James D. Cullen
Title:	Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: